Exhibit 10.11

AST SPACEMOBILE, Inc.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of AST SpaceMobile, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not (a) an employee of the Company or any of its parents, affiliates or subsidiaries or (b) designated by or affiliated with Invesat LLC, Vodafone Ventures Limited, ATC TRS II LLC and Rakuten Mobile Singapore PTE, or any of their affiliates or successor’s in interest (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective immediately prior to the Business Combination to be effected by the Company (the “Effective Date”), subject to adoption of the Program by the Board, and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. “Business Combination” means the transaction pursuant to which, among other transactions, (i) New Providence Acquisition Corp. (predecessor to the Company) will acquire a number of membership units in and become the managing member of AST & Science LLC, (ii) the Company will issue to the existing equityholders of AST & Science LLC capital stock in the Company and (iii) the Company will become a publicly-traded holding company of the business of AST & Science LLC, pursuant to that certain transaction agreement, dated as of December 15, 2020, by and among the Company, AST & Science LLC, New Providence Management, LLC, the Existing Equityholders set forth on Annex A thereto and the Equityholder Representative (as defined therein).

1. Cash Compensation.

a. Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $50,000 for service on the Board.

b. Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(ii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.

(iii) Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

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c. Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2. Equity Compensation.

a. General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the most recently adopted equity incentive plan then-maintained by the Company (such plan pursuant to which an any such equity award is granted, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan.

b. Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date shall be automatically granted a restricted stock unit award under the Equity Plan with a value of $150,000 (the “Initial Equity Award”). The number of restricted stock units subject to an Initial Equity Award will be determined by dividing the value of the Initial Equity Award by the closing price of the Company’s common stock on the grant date. The Initial Equity Award shall be automatically granted on the date on which such Eligible Director is appointed or elected to serve on the Board, and shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders (the “Annual Meeting”) following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date (for clarity, if such vesting occurs at the next Annual Meeting following grant, such vesting shall occur without regard to the Eligible Director’s reelection at such Annual Meeting or continued service thereafter).

c. Annual Awards. An Eligible Director who is serving on the Board as of the date of the Annual Meeting each calendar year, beginning with the calendar year after the year in which the Effective Date occurs, shall be automatically granted on such Annual Meeting date, a restricted stock unit award under the Equity Plan with a value of $150,000 (an “Annual Award” and together with the Initial Equity Award, the “Director Equity Awards”). The number of restricted stock units subject to an Annual Award will be determined by dividing the value of the Annual Award by the closing price of the Company’s common stock on the grant date. Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date (for clarity, if such vesting occurs at the next Annual Meeting following grant, such vesting shall occur without regard to the Eligible Director’s reelection at such Annual Meeting or continued service thereafter).

d. Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Equity Award(s) shall vest in full immediately prior to the occurrence of a “change in control” (as defined in the Equity Plan) to the extent outstanding at such time.

e. Deferral of Cash Compensation. Each Eligible Director shall be eligible to participate in any deferred compensation plan(s) adopted by the Company for the benefit of Eligible Directors (any such plan(s), as may be amended from time to time, the “DCP”) and to defer cash or other compensation, in each case to the extent permitted by the DCP, in accordance with all terms and conditions of the applicable DCP, if applicable. Participation in the DCP is subject to approval of the DCP by the Board and separate documentation, agreements and elections that will be provided by the Company on request, and may be limited based on applicable tax rules or otherwise.

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